UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2021

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4224 Campus Point Court, Suite 210 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Closing of Private Placement of Common Stock and Non-Voting Preferred Stock

As previously reported in a Current Report on Form 8-K, on November 24, 2021, Regulus Therapeutics Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and other accredited investors (the “Purchasers”), pursuant to which the Company agreed to sell and issue to the Purchasers, and the Purchasers agreed to purchase from the Company, at a closing (the “Closing”) to occur on or about November 30, 2021, (i) 58,923,352 shares of the Company’s common stock (“Common Stock”) at a purchase price of $0.36 per share and (ii) 3,725,720 shares of non-voting Class A-4 convertible preferred stock, in lieu of shares of Common Stock, at a purchase price of $3.60 per share.

The Closing occurred on November 30, 2021. The total gross proceeds to the Company at the Closing were approximately $34.6 million.

A copy of the Purchase Agreement is filed as Exhibit 99.1 to this report.

On November 30, 2021, the Company issued a press release announcing the Closing, a copy of which is filed as Exhibit 99.2 to this report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Class A-4 Certificate of Designation

On November 29, 2021, in connection with the Closing, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Class A-4 Convertible Preferred Stock (the “Class A-4 Certificate of Designation”). The Class A-4 Certificate of Designation establishes and designates the Class A-4 convertible preferred stock, par value $0.001 per share, and the rights, preferences and privileges thereof.

Each share of Class A-4 convertible preferred stock is convertible into 10 shares of Common Stock, subject to proportional adjustment as provided in the Class A-4 Certificate of Designation. In the event of the Company’s liquidation, dissolution or winding up, holders of Class A-4 convertible preferred stock will participate pari passu with any distribution of proceeds to holders of Common Stock, holders of the Company’s Class A-1 convertible preferred stock, holders of the Company’s Class A-2 convertible preferred stock, holders of the Company’s Class A-3 convertible preferred stock and the holders of any series of class of the Company’s preferred stock or other capital stock thereafter created ranking on its terms on parity with the Class A-4 convertible preferred stock or the Common Stock. Holders of Class A-4 convertible preferred stock are entitled to receive dividends on shares of Class A-4 convertible preferred stock equal (on an as converted to Common Stock basis) to and in the same form as dividends actually paid on the Common Stock. Shares of Class A-4 convertible preferred stock generally have no voting rights, except as required by law.

The foregoing is only a summary of the terms of the Class A-4 Certificate of Designation, does not purport to be complete and is qualified in its entirety by reference to the full text of the Class A-4 Certificate of Designation, a copy of which is attached to this report as Exhibit 3.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Preferences, Rights and Limitations of Class A-4 Convertible Preferred Stock.

4.1	Reference is made to Exhibit 3.1.

99.1	Securities Purchase Agreement, dated November 24, 2021, by and among the Company and the Purchasers.

99.2	Press release, dated November 30, 2021.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: November 30, 2021	By:	/s/ Joseph P. Hagan
Joseph P. Hagan
President and Chief Executive Officer